QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5.34

Consent of Independent Registered Chartered Accountants

        We consent to the incorporation by reference in this Amendment No. 5 to the Registration Statement on Form F-10 of Yamana Gold Inc. (File No. 333-144723) of our report dated March 29, 2007 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the consideration of internal control over financial reporting), relating to the consolidated financial statements of Northern Orion Resources Inc. appearing in the Annual Report on Form 40-F of Northern Orion Resources Inc. for the year ended December 31, 2006 and to the reference to us under the heading "Experts" in the Circular, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Independent Registered Chartered Accountants
Vancouver, British Columbia, Canada
September 20, 2007

QuickLinks

Consent of Independent Registered Chartered Accountants